Exhibit 10.1

GUARANTEE

This Guarantee (this “Guarantee”) is made this 5th day of August, 2015, by Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP, on the one hand, and Mueller Industries, Inc., on the other hand, (including their successors and assigns, the “Guarantors”), in favor of Tecumseh Products Company, a Michigan corporation (the “Guaranteed Party”).  Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MA Industrial JV LLC, a newly-formed Delaware limited liability company (“Parent”), MA Industrial Sub Inc., a newly-formed Michigan corporation that is a subsidiary of Parent (“Merger Sub”), and the Guaranteed Party.  Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.             Guarantee.  To induce the Guaranteed Party to enter into the Merger Agreement, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof and of the Merger Agreement each Guarantor’s Pro Rata Portion (as defined below) of Parent’s and/or Merger Subs’ obligation under the Merger Agreement to pay monies resulting from the failure to duly and punctually pay and perform all of Parent’s and/or Merger Sub’s covenants, obligations, agreements and liabilities arising from the Merger Agreement set forth therein  (the “Guaranteed Obligations”); provided, however, that under no circumstances shall either Guarantor have any obligation or liability to any Person (including, without limitation, the Guaranteed Party’s equityholders, affiliates or subsidiaries) relating to, arising out of or in connection with this Guarantee, the Merger Agreement or the Equity Commitment Letters (as defined below), other than as expressly set forth herein or, as applicable, in the Equity Commitment Letters.  If Parent fails to discharge or perform any Guaranteed Obligation when due, then all such Guaranteed Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may, at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations; provided that, for the avoidance of doubt, each Guarantor shall be liable on a several, and not joint, basis for their respective Pro Rata Portion of the Guaranteed Obligations.  For purposes of this Guarantee, the Pro Rata Portion of each Guarantor shall equal the percentage set forth across from such Guarantor’s name on Schedule 1 hereto.

2.             Terms of Guarantee.

(a)                This Guarantee is an unconditional and continuing guarantee of payment and performance, not of collection, and a separate or joint action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions.  Except in the case of the insolvency or bankruptcy, or other similar proceeding, of a Guarantor, the Guaranteed Party shall not release a Guarantor from any obligations under this Guarantee except to the extent the Guaranteed Party offers to release the other Guarantor under this Guarantee under the same terms and conditions and in the same proportion.  Notwithstanding anything to the contrary contained in this Guarantee or any other document, the obligations of each Guarantor under this Guarantee to pay monies as provided herein shall be several and not joint.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

(b)                The liability of each Guarantor under this Guarantee shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional, irrespective of:

(i)            the value, genuineness, validity, illegality or enforceability of the Merger Agreement or the letter agreements dated as of the date hereof between each Guarantor and Parent, pursuant to which such Guarantors have agreed to make a certain equity contribution to Parent (the “Equity Commitment Letters”) or any other agreement or instrument referred to herein or therein;

(ii)          any release or discharge of any obligation of Parent or Merger Sub contained in the Merger Agreement resulting from any change in the limited partnership or corporate existence, as applicable, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, other than as and if expressly required by Section 2(a), or any of their respective assets;

(iii)         any valid amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv)        subject to the last sentence of this section 2(b), the existence of any claim, set-off or other right that either Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(v)          the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub or the Guarantors or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if expressly required by Section 2(a) (including, without limitation, in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding instituted by or against either Guarantor);

(vi)        the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations; or

(vii)       any other act or omission that may in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of either Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms);

Notwithstanding any other provision of this Guarantee to the contrary, each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub asserts or has the right to assert against the Guaranteed Party subject to the terms of the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement, except as provided in Section 2(b)(ii), which release or discharge the Guarantors may not assert.

(c)                Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee.  Without expanding the obligations of each Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent and/or either Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantors, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent, Merger Sub, or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent, Merger Sub, or any such other Person or any right of offset, shall not relieve either Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(b).

(d)                Each Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e)                The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect either Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, either Guarantor, or any other Person for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made so long as this Guarantee has not terminated in accordance with its terms.

3.             Sole Remedy; No Recourse.  The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Guarantee, the Guaranteed Party further agrees that, except (i) pursuant to the Guaranteed Party’s rights against each Guarantor (and not, except for Fraud, against any Related Party of such Guarantor) as a third-party beneficiary under the Equity Commitment Letter to the extent provided therein, (ii) for the Guaranteed Party’s rights against the Guarantors under this Guarantee, (iii) for the Guaranteed Party’s remedies against Parent, Merger Sub and their respective assignees under the Merger Agreement; (iv) for remedies against the Guarantors or any of their respective affiliates under the Confidentiality Agreement; and (v) for Fraud (as defined in the Merger Agreement), neither the Guaranteed Party nor any other Person (including, without limitation, the Guaranteed Party’s equityholders, affiliates and subsidiaries) has any right of recovery against, and no personal liability shall attach to, either Guarantor, any former, current or future, direct or indirect director, officer, employee, agent or affiliate of either Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of either Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”) (provided that a Related Person shall not include any other Guarantor solely in its capacity as such under any other Equity Commitment Letter or Guarantee), relating to, arising out of, or in connection with this Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby, through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against either Guarantor or any Related Person (except for any claim to compel Parent to enforce the Equity Commitment Letters in accordance with their terms).  The Guaranteed Party hereby covenants and agrees that it shall not institute and shall cause its controlled affiliates and subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against either Guarantor or any Related Person, except for (A) claims of the Guaranteed Party against either Guarantor under and in accordance with this Guarantee, (B) claims of the Guaranteed Party against Parent or Merger Sub under and in accordance with the Merger Agreement, (C) claims of the Guaranteed Party under the Confidentiality Agreement, (D) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Equity Commitment Letters, (E) for Fraud and (F) the exercise of the Guaranteed Party’s third party beneficiary rights under and in accordance with the Equity Commitment Letter of each other Guarantor, and the Guaranteed Party hereby, on behalf of itself and its controlled affiliates and subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, this Guarantee, the Equity Commitment Letters or, in each case, the transactions contemplated hereby or thereby against each Guarantor or any Related Person (each, a “Permitted Claim”).  Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person (including, without limitation, any Person acting in a representative capacity or any stockholder of the Guaranteed Party), other than the Guaranteed Party, any rights or remedies against any Person, including, without limitation, either Guarantor, except as expressly set forth herein.

4.             Subrogation.  The Guarantors will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5.             Termination.  This Guarantee shall remain in full force and effect and shall be binding on each Guarantor and its successors and assigns until the Guaranteed Obligations are satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and each Guarantor shall have no further obligations hereunder after the three year anniversary of the Effective Time, unless prior to such date the Guaranteed Party shall have commenced a legal proceeding against Parent, Merger Sub or the Guarantors pursuant to Section 9.04(c)(ii) of the Merger Agreement or against the Guarantors under this Guarantee, in which case this Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Guaranteed Obligations, if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Guarantee.

6.             Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 5 hereof, this Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors and their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Guarantee, the provisions of this Guarantee that are for the benefit of any Related Person (including, without limitation, the provisions of Sections 3, 5, 12, 13 and 16) shall indefinitely survive any termination of this Guarantee for the benefit of either Guarantor and any Related Persons.  All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.             Entire Agreement.  This Guarantee, the Merger Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or either Guarantor or any of their respective affiliates, on the one hand, and the Guaranteed Party or any of its affiliates, on the other hand and this Guarantee is not intended to and shall not confer upon any Person (including, without limitation, the Guaranteed Party’s equityholders, affiliates and subsidiaries) other than the parties hereto and any Related Person any rights or remedies.

8.              Changes in Obligations; Certain Waivers.  Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of either Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantors’ obligations under this Guarantee.

9.             Acknowledgement.  The Guarantors acknowledge that they will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  The Guarantors hereby covenant and agree that each shall not institute, and shall cause its controlled affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10.          Amendments and Waivers.  Any provision of this Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Guarantor and the Guaranteed Party.  Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.          Counterparts.  This Guarantee may be executed in counterparts (including, without limitation, by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, portable document format or otherwise) to the other parties.

12.          Notices.  All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Guarantor:

Atlas Holdings LLC
100 Northfield Street
Greenwich, CT 06830
Attention:  Tim Fazio

Mueller Industries, Inc.
8285 Tournament Drive, Suite 150
Memphis, TN 38125
Attn: Greg Christopher

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:  (212) 728-9981
Attention:  Steven A. Seidman,
Mark. A. Cognetti, Serge Benchetrit,
Sean M. Ewen

If to the Guaranteed Party, as provided in Section 11.01 of the Merger Agreement; or to such other address as any party shall specify by prior written notice so given.  Any party to this Guarantee may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall toll the date by which any notice must be received until three (3) Business Days following receipt of an updated address.

13.          Governing Law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14.          Jurisdiction; Waiver of Service of Process.

(a)                 Jurisdiction.  The parties hereto irrevocably agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, with respect to, or in connection with, this Guarantee or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or if such court shall not have jurisdiction, in any federal court located within the State of Delaware, and each of the parties hereby irrevocably consents and submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than the aforesaid courts.  Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or (ii) that any such suit, action or proceeding brought in any such court has been brought in an inconvenient or improper forum, or (iii) this Guarantee, or the subject matter thereof, may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14(b) shall be deemed effective service of process on such party.

(b)                 Service of Process.  Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

15.          Representations and Warranties.  Each Guarantor hereby represents and warrants to the Guaranteed Party that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has all requisite power and authority to enter into this Guarantee and to consummate the transactions contemplated hereby; (c) the execution and delivery of this Guarantee and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Guarantor and no other proceedings on the part of either Guarantor are necessary therefor; (d) this Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against each Guarantor in accordance with its terms (subject to, (i) with respect to the Guarantors, the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (e) the execution, delivery and performance by the undersigned of this Guarantee do not and will not violate the organizational documents of the undersigned or violate any applicable law; and (f) each Guarantor has uncalled capital commitments in excess of the Guaranteed Obligations.

16.          No Assignment.  Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by either Guarantor) or each Guarantor (in the case of an assignment by the Guaranteed Party).

17.          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18.          Severability.  Any term or provision of this Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Guarantee in any jurisdiction and, if any provision of this Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  No party hereto shall assert, and each party shall cause its respective affiliates and subsidiaries not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable.

19.          Headings.  Headings of the Sections of this Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be executed and delivered as of the date first written above.

ATLAS CAPITAL RESOURCES II LP

By: Atlas Capital GP II LP, its general partner
By: Atlas Capital Resources GP II LLC, its general partner
By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Managing Partner

ATLAS CAPITAL RESOURCES (P) II LP

By: Atlas Capital GP II LP, its general partner
By: Atlas Capital Resources GP II LLC, its general partner
By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Managing Partner

MUELLER INDUSTRIES, INC.

By:	/s/ Gregory L. Christopher
Name:	Gregory L. Christopher
Title:	Chief Executive Officer

TECUMSEH PRODUCTS COMPANY

By:	/s/ Harold Karp
Name:	Harold Karp
Title:	President and Chief Executive Officer

Schedule 1

Atlas Capital Resources II LP	48.55%

Atlas Capital Resources (P) II LP	1.45%

Mueller Industries, Inc.	50%